Exhibit 99.1

Citrix 2021 | Q3 Financials November 4, 2021 To Our Stakeholders    In the third quarter of 2021, Citrix made significant progress on its transition to the cloud. This quarter, Total ARR1 grew organically 13% year-over-year, excluding Wrike, despite tough comparisons due to strong demand tailwinds from COVID-related purchases in the prior year. Total ARR also grew faster year-over-year than the prior quarter, demonstrating a continued acceleration of our subscription transition. SaaS ARR is now greater than $1 billion. Organic SaaS ARR grew 48% year-over-year, and the third quarter was the fourth consecutive quarter of accelerating organic SaaS ARR growth – a clear sign that our SaaS offerings are resonating with customers. Key takeaways include: • SaaS ARR of $1.1 billion, up 75% year-over-year. Excluding Wrike, third quarter SaaS ARR accelerated to $934 million, up 48% year-over-year. • The number of Citrix Cloud Paid Subscribers increased 47% year-over-year, to 12.2 million.    • Total ARR, which captures the value of all subscription sources as well as perpetual license maintenance contracts, was $3.1 billion and grew 20% year-over-year, and 13% year-over-year excluding Wrike, in line with expectations provided during second quarter 2021 earnings.    • Reaffirming our prior guidance of nearly 10% organic Total ARR growth, excluding Wrike, for 2021. • SaaS mix of subscription bookings was 64%, towards the high-end of our guidance range of 60-65% and up from 48% at the beginning of the year. • Reported revenue, including Wrike, was $778 million. GAAP diluted EPS was $0.41, and non-GAAP diluted EPS2 was $1.20. • Board of Directors declared a quarterly dividend of $0.37 per share to be paid on December 21, 2021, to shareholders of record on December 7, 2021. 1 Please see Glossary of Terms at the end of this letter for definitions of key metrics. 2 A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”    Citrix 2021    Q3 Financials    1

The Cloud Transition Opportunity

Despite achieving more than $1 billion in SaaS ARR in the third quarter of 2021, we are still in the early innings of our cloud transition with less than 15% of our current installed base having transitioned to cloud products. This continues to represent an enormous opportunity and provides a strong tailwind to support our SaaS ARR growth for years. Customers making the transition are realizing greater value as they shift to our cloud solutions, and we consistently see an uplift in price that exceeds our target 33% premium as customers derive added value, greater agility, and reduced total cost of ownership (TCO) as they migrate to SaaS from our on-premise perpetual Workspace offerings. Finally, the revenue headwinds from declining perpetual licenses are now largely behind us in our Workspace business as we reach the anniversary of the end of broad availability of perpetual Citrix Workspace licenses. We believe Total ARR is the best metric to measure the underlying health of our business. Over time, as we emerge from our cloud transition, we would expect to see reported revenues grow more in line with Total ARR.

	3Q19	3Q20	3Q21
SaaS ARR excluding Wrike (in millions)	$463	$630	$934
Y/Y Growth	52%	36%	48%
Sequential Growth	11%	7%	8%
Sequential Change (in millions)	$45	$40	$66

	1Q21	2Q21	3Q21
Total ARR excluding Wrike (in millions)	$2,789	$2,863	$2,911
Y/Y Growth	15%	13%	13%
Sequential Growth	4%	3%	2%
Sequential Change (in millions)	$94	$74	$48


Organic SaaS ARR
Y/Y Growth
36%
39%
43%
47%
48%
3Q'20
4Q'20
1Q'21
2Q'21
3Q'21

Our leadership position in the VDI market puts us in pole position to capture share in the fast-growing and emerging Desktop-as-a-Service (DaaS) market. Our App Delivery and Security and collaboration products further allow us to capture additional wallet share as we serve our customers' needs in increasingly hybrid, multi-cloud and remote work environments.

Competitively, I feel encouraged with where we are. Our established brand, large and loyal customer base and market leading position in our core businesses position us well in healthy, growing markets and to partner with the largest cloud providers. Last month, we announced that we are expanding our strategic partnership with Google Cloud to deliver the future of hybrid work for enterprise customers. As part of this, we will launch a new DaaS offering on Google Cloud that will leverage our management plane and market-leading HDX protocol to enable seamless delivery of virtualized applications and desktops on Google Cloud. Expanding partnerships like this, combined with our expanded partnership with Microsoft, highlight our compelling market opportunity. Further, retention rates remain strong across our strategic products and continue to improve, and our win rates are unchanged, both of which are clear signs of a healthy business.

Our Recent Performance and Next Steps

Looking back on the last few quarters, it is clear we have underperformed our expectations as we faced execution challenges which have overshadowed the excellent performance in our ARR metrics and cloud transition. As I look ahead, I am taking a deep dive into all aspects of the company's operations to determine what actions we need to take to improve performance. I have already spent significant time with our team, and I appreciate the insight and feedback from all our stakeholders.

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Customer Highlight: Improving Agility with Citrix and Google Cloud    Telecom Italia (TIM) is the leading group in Italy and Brazil in the ICT sector, supporting the development of digital skills necessary for the country’s growth. To keep up with evolving innovation and market demands, TIM partnered with Citrix to migrate their virtual desktop on-premises infrastructure to the cloud. With Citrix’s seamless integration with Google Cloud, TIM was able to quickly migrate their Citrix Virtual Apps and Desktop services while having the flexibility to scale capacity up or down accordingly, improving their total cost of ownership while also meeting their sustainability goals with optimized energy consumption.    First, however, we need to sharpen our focus in terms of innovation and go-to-market investments to drive further growth and improve our margins and cash flow. Focusing our investments will free up the resources to invest more in our channel and sales organization and in the fastest-growing segments of our core markets, such as DaaS and ADCaaS. I see opportunity for growth to come from running an efficient organization. One that is focused on fewer things, and one that channels resources to the most important drivers of growth. I am working with our Sales leadership to put in place the right incentive systems for our salespeople, reinvesting in our channel partners so they are incentivized to share in our SaaS transformation success, and making sure sales investments are more focused on direct front line sellers. We are working through the details now and expect to complete this work in the fourth quarter.    As I look at the business today, while it’s too early to discuss details,    I expect that we will announce a margin improvement program and related restructuring charges in the fourth quarter with information on the expected run-rate savings benefits and when we expect to realize those benefits shared when we report fourth quarter 2021 earnings results. Overall, my expectation is for 2021 to be a trough in terms of both operating margin and cash flow.    Financial Analyst Meeting and Context for Third Quarter Results and Fourth Quarter Outlook As    previously disclosed in our announcement of the leadership change on October 6th, we are postponing our previously scheduled Financial Analyst Meeting. My review of our businesses is currently underway and requires time. We look forward to providing an update on the expected timing of our next Financial Analyst Meeting when my analysis is complete.    Between now and then, I will be working with the Citrix leadership team on our plan to address the challenges we face this year so we can continue to build on the momentum of our cloud transition and restore the confidence of our employees and investors. While we believe the go-to-market challenges facing us are all fixable, the headwinds will continue to impact our results in the near term relative to our prior expectations. However, while we are moderating our fourth quarter reported revenue growth expectations, we are reaffirming our guidance for nearly 10% organic Total ARR growth, excluding Wrike, for 2021, demonstrating the continued progress of our subscription transition. We will provide our initial outlook for 2022 when we report our fourth quarter 2021 results. My objectives, however, are clear: to build on our success in growing Total ARR, increasing predictability, and driving higher margins and an inflection in free cash flow.    Bob Calderoni Chairman & Interim Chief Executive Officer Cirtix                2021    Q3 Financials    3

Financial Overview



Citrix Cloud
Paid Subscriber Growth
(millions)
8.3M
9.4M
10.3M
11.4M
12.2M
3Q'20 4Q'20 1Q'21 2Q'21 3Q'21

Bookings

- SaaS bookings as a percentage of subscription bookings were 64%, up from 53% in the third quarter of 2020
- Workspace SaaS bookings as a percentage of Workspace subscription bookings were 71% in the third quarter
- Citrix Cloud Paid Subscriber count was 12.2 million in the third quarter, up from 8.3 million in the third quarter of 2020
- App Delivery and Security subscription bookings as a percentage of total App Delivery and Security product bookings were 80% in the third quarter

Third quarter SaaS bookings metrics are inclusive of Wrike. SaaS bookings as a percentage of subscription bookings and Workspace SaaS bookings as a percentage of Workspace subscription bookings are metrics that reflect the mix of business based on annualized bookings. The transition of our App Delivery and Security business trails that of our Workspace business, and as such the mix of SaaS bookings in that business is nascent. As a result, we are continuing to provide the App Delivery and Security subscription mix as a percentage of App Delivery and Security product bookings.



Total ARR
(billions)
$2.57B
$2.70B
$2.94B
$3.02B
$3.08B
3Q'20 4Q'20 1Q'21 2Q'21 3Q'21

Total Annualized Recurring Revenue

- Total ARR in the third quarter was $3.08 billion, up 20% year-over-year. Excluding the contribution of Wrike, Total ARR was up 13% year-over-year
- Subscription ARR in the third quarter was $1.76 billion, up 71% year-over-year. Excluding the contribution of Wrike, Subscription ARR was up 55% year-over-year
- SaaS ARR in the third quarter was $1.10 billion, up 75% year-over-year. Excluding the contribution of Wrike, organic SaaS ARR was up 48% year-over-year. As SaaS ARR grows in scale, we expect growth rates to moderate.

We believe ARR is a key performance indicator of the health and trajectory of our business and serves as a leading indicator of top line trends.

Total Annualized Recurring Revenue (in millions)

	3Q20	4Q20	1Q21	2Q21	3Q21
Total ARR	$2,566	$2,695	$2,939	$3,023	$3,077
Subscription ARR	$1,027	$1,205	$1,514	$1,650	$1,757
SaaS ARR	$630	$725	$943	$1,028	$1,100

Y/Y Growth[3]

	3Q20	4Q20	1Q21	2Q21	3Q21
Total ARR	-	-	22%	19%	20%
Subscription ARR	53%	62%	81%	74%	71%
SaaS ARR	36%	39%	70%	74%	75%

[3] With Total ARR introduced in 1Q'21, quarterly year over year growth for 2020 is unavailable
Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

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Future Committed Revenue

- Future committed revenue increased 15% year-over-year to approximately $2.99 billion in the third quarter
- Total average contract duration of transactions booked in the third quarter was 1.7 years, up from 1.6 years in both the third quarter of 2020 and the second quarter of 2021

Our transition to a subscription model, and ultimately a cloud-delivered model, focuses on growing higher value recurring revenue streams that result in more of the business booked in the current period being recognized in future periods. This subscription model transition creates variability in the individual components of future committed revenue (short-term deferred, long-term deferred and unbilled) due to the bookings mix within subscription and performance. Changes in future committed revenue are not duration-adjusted but can reflect the relative bookings performance in the quarter.

Future Committed Revenue (in millions)

	3Q20	4Q20	1Q21	2Q21	3Q21
Deferred Revenue	$1,692	$1,903	$1,844	$1,892	$1,778
Unbilled Revenue	916	1,036	1,197	1,155	1,210
Total Deferred and Unbilled Revenue*	$2,608	$2,939	$3,040	$3,047	$2,989
Y/Y Growth	20%	18%	20%	15%	15%
Total Average Contract Duration (years)	1.6	1.7	1.5	1.6	1.7


SaaS Revenue
(millions)
$138M
$150M
$171M
$210M
$229M
3Q'20
4Q'20
1Q'21
2Q'21
3Q'21

Revenue

- Total revenue of $778 million in the third quarter increased 1% year-over-year which was impacted by the $62 million year-over-year decline in Product & License revenue as a result of discontinuing our Workspace perpetual license offering
- Subscription revenue of $383 million increased 46% year-over-year
- SaaS revenue grew 66% year-over-year to $229 million and accounted for 60% of subscription revenue and 29% of total revenue in the third quarter
- As SaaS revenue grows in scale, we expect growth rates to moderate
- Wrike contributed $34 million to revenue in the third quarter

Revenue Summary (in millions)

	3Q20	4Q20	1Q21	2Q21	3Q21
Subscription	$263	$341	$342	$374	$383
SaaS	138	150	171	210	229
Other Subscription	125	191	171	165	155
Product & License	87	54	44	59	25
Support & Services	417	415	389	379	370
Total Revenue*	$767	$810	$776	$812	$778

*Amounts may not recalculate due to rounding.
Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

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Y/Y Growth

	3Q20	4Q20	1Q21	2Q21	3Q21
Subscription	64%	76%	28%	54%	46%
SaaS	37%	32%	40%	60%	66%
Other Subscription	111%	138%	17%	46%	24%
Product & License	-33%	-69%	-74%	-55%	-71%
Support & Services	-6%	-6%	-7%	-11%	-11%
Total Revenue*	5%	0%	-10%	2%	1%

% of Total Revenue

	3Q20	4Q20	1Q21	2Q21	3Q21
Subscription	34%	42%	44%	46%	49%
SaaS % of Subscription	52%	44%	50%	56%	60%
SaaS % of Total	18%	19%	22%	26%	29%
Product & License	11%	7%	6%	7%	3%
Support & Services	54%	51%	50%	47%	48%

Revenue by Product Group

Workspace

- Workspace revenue of $600 million in the third quarter increased 5% year-over-year
- Workspace subscription revenue in the third quarter accounted for 53% of total Workspace revenue, up from 35% a year ago
- Workspace revenue accounted for 77% of total revenue in the third quarter
- Wrike is included in Workspace revenue

App Delivery and Security

- App Delivery and Security revenue of $155 million in the third quarter decreased 7% year-over-year
- App Delivery and Security subscription revenue in the third quarter increased 10% year-over-year with App Delivery and Security software revenue accounting for 56% of total App Delivery and Security revenue
- App Delivery and Security revenue accounted for 20% of total revenue in the third quarter

Over time, we expect the mix shift within App Delivery and Security away from hardware towards software-based solutions will create pressure on reported App Delivery and Security revenue as emerging architectures require fewer specialized hardware appliances.

Professional services revenue is expected to continue to decline over time as more of the business moves towards subscription solutions.

*Amounts may not recalculate due to rounding.
Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

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Revenue by Product Group (in millions)

	3Q20	4Q20	1Q21	2Q21	3Q21
Workspace	$573	$591	$581	$599	$600
App Delivery and Security	166	189	170	186	155
Professional Services	28	30	25	27	23
Total Revenue*	$767	$810	$776	$812	$778

Y/Y Growth

	3Q20	4Q20	1Q21	2Q21	3Q21
Workspace	12%	5%	-11%	2%	5%
App Delivery and Security	-12%	-11%	-6%	0%	-7%
Professional Services	-13%	-7%	-9%	-5%	-16%
Total Revenue*	5%	0%	-10%	2%	1%

% of Total Revenue

	3Q20	4Q20	1Q21	2Q21	3Q21
Workspace	75%	73%	75%	74%	77%
App Delivery and Security	22%	23%	22%	23%	20%
Professional Services	4%	4%	3%	3%	3%

Revenue by Geography

- Revenue in the Americas was $428 million, up 3% year-over-year, and represented 55% of total revenue in the third quarter
- Revenue in EMEA decreased 3% year-over-year, and APJ increased 7% year-over-year, and accounted for 35% and 11% of revenue, respectively, in the third quarter

Revenue by Geography (in millions)

	3Q20	4Q20	1Q21	2Q21	3Q21
Americas	$414	$436	$427	$457	$428
EMEA	276	300	278	275	269
APJ	76	74	71	79	82
Total Revenue*	$767	$810	$776	$812	$778

Y/Y Growth

	3Q20	4Q20	1Q21	2Q21	3Q21
Americas	-1%	-4%	-12%	6%	3%
EMEA	17%	8%	-5%	-1%	-3%
APJ	-3%	-7%	-14%	-11%	7%
Total Revenue*	5%	0%	-10%	2%	1%

% of Total Revenue

	3Q20	4Q20	1Q21	2Q21	3Q21
Americas	54%	54%	55%	56%	55%
EMEA	36%	37%	36%	34%	35%
APJ	10%	9%	9%	10%	11%

*Amounts may not recalculate due to rounding.
Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company's SEC Filings.

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Operating Margin2 ï,· GAAP operating margin in the third quarter was 11% ï,· Non-GAAP operating margin in the third quarter was 26% Earnings2 ï,· GAAP net income in the third quarter was $52 million, or $0.41 per diluted share ï,· Non-GAAP net income in the third quarter was $152 million, or $1.20 per diluted share    Cash Flow from Operations    Cash Flow From Operations (millions) $419M $284M $213M $144M $156M $112M $120M 1Q 2Q 3Q 4Q 2020 2021    Cash flow from operations in the third quarter was $156 million, up 39% year-over year On a year-to-date basis, cash flow from operations faced a considerable headwind given the prior year billings associated with pandemic-related transactions as well as the general availability of perpetual Workspace licenses through the third quarter of 2020 For the full year, we believe cash flow from operations is temporarily depressed due to factors like an approximately $90 million increase in commissions and bonuses paid in the first quarter of 2021 due to pandemic-related outperformance in 2020 and lower than expected operating margins In the fourth quarter, we expect cash flow from operations to be down year-over-year before cash outlays related to our expected margin improvement action    Cash flow from operations can vary greatly from quarter to quarter due to factors like the timing of cash collections and payments, seasonality, bookings volume, and bookings mix.    Balance Sheet and Capital Allocation ï,· The third quarter ended with approximately $464 million in cash and investments ï,· Repaid $150 million of term loans in the third quarter ï,· Paid dividend to shareholders of $0.37 per share totaling $46 million in the third quarter ï,· Board of Directors declared a quarterly dividend of $0.37 per share, to be paid on December 21, 2021 to shareholders of record on December 7, 2021 Our capital allocation philosophy is grounded in our priority of making disciplined investments to accelerate the sustainable growth rate of the company. Our dividend is the cornerstone in our return of capital to shareholders, and this year’s increase in the dividend reflects our strong historical performance and confidence in our longer-term growth of cash flow generation.    *Amounts may not recalculate due to rounding. Note: Financial summary tables are unaudited. This document should be read in conjunction with the Company’s SEC Filings. 2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.”                Citrix 2021    Q3 Financials    8

Guidance Full Year 2021 Our full year 2021 guidance is now: Full Year 2021 Guidance2 Revenue $3.19 billion to $3.20 billion GAAP Operating Margin Approximately 10% Non-GAAP Operating Margin Approximately 25% GAAP Diluted EPS $1.81 to $1.87 Non-GAAP Diluted EPS $4.90 to $4.95 We are updating our full fiscal year 2021 guidance to reflect our updated expectations for the fourth quarter. Our updated guidance does not include the impact of the expected margin improvement actions planned for later in the fourth quarter. We are reaffirming our expectation of Total ARR, excluding Wrike, to grow nearly 10% year-over-year exiting this fiscal year. For the full year, we continue to expect Wrike to contribute $90 million to $100 million in recognized revenue. We now expect Wrike to exit the year with a $170 million to $180 million SaaS ARR run rate compared to our original expectation of $180 million to $190 million. Our revised expectation is the consequence of slower than expected bookings synergy and higher levels of attrition. Our full year guidance assumes that SaaS bookings as a percentage of total subscription bookings will be approximately 60%. We expect our cash flow from operations to be considerably lower in 2021 as compared to 2020, due to the very difficult year-over-year compare in the first half 2021, the billings associated with pandemic-related purchases in 2020, and the general availability of perpetual Workspace licenses through the third quarter of 2020. Fourth Quarter 2021 We currently anticipate: Fourth Quarter 2021 Guidance2 Revenue $825 million to $835 million GAAP Diluted EPS $0.19 to $0.25 Non-GAAP Diluted EPS $1.04 to $1.09 Our fourth quarter guidance assumes that SaaS bookings as a percentage of total subscription bookings will be approximately 65%. Our guidance does not include the impact of the expected margin improvement actions planned for later in the fourth quarter. We also expect our fourth quarter cash flow from operations to decline year-over-year excluding the cash outlays related to our expected fourth quarter margin improvement action. The above statements are based on current targets as of the date of this letter, and we undertake no obligation to update after such date. These statements are forward-looking, and actual results may differ materially. 2A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this letter. An explanation of these measures is also included below under the heading “Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures.” 2021 Q3 Financials 9

GLOSSARY OF TERMS Citrix Cloud Paid Subscribers is defined as the count of users (or devices in the case of named device licensing) on a paid Citrix Cloud Service subscription as of the end of the reporting period. It is not inclusive of all Citrix paid SaaS subscribers and excludes cloud services not delivered or accessed via the Citrix Cloud Platform, cloud services not billed on a per subscriber basis, and CSP. Free Cash Flow is operating cash flow determined in accordance with GAAP less capital expenditures. Free cash flow is not a measure of cash available for discretionary expenditures. SaaS Bookings as a Percentage of Subscription Bookings is an operating metric that is calculated by dividing the SaaS bookings annualized contract value (“ACV”) by total subscription bookings ACV. We define ACV as the total value of a contract divided by the term of the contract (in days), multiplied by 365. A booking is defined as the full monetary value sold to a customer for product or services in a given period. If the term of the contract is less than a year, then the booking is equal to the total contract value. Unbilled Revenue primarily represents future billings under our subscription agreements that have not been invoiced and, accordingly, are not recorded in accounts receivable or deferred revenue within our condensed consolidated financial statements. ARR (Annualized Recurring Revenue) ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Total ARR is an operating metric that represents the contracted recurring value of all termed subscriptions and perpetual maintenance agreements normalized to a one-year period. Total ARR includes only active contractually committed, fixed fees and consists of the following components: Subscription ARR and Maintenance ARR.    Subscription ARR represents ARR related to our Subscription offerings, including SaaS ARR, and is calculated at the end of a reporting period by taking each contract’s recurring total contract value and dividing by the length of the contract. In the normal course of business, all contracts are annualized, including 30 day subscription offerings where we take monthly recurring revenue multiplied by 12 to annualize.    Maintenance ARR is the contracted recurring value of all termed perpetual maintenance agreements normalized to a one-year period.    SaaS ARR represents the contracted recurring value of all cloud subscriptions normalized to a one-year period. Our definitions of ARR include contracts expected to recur and therefore exclude contracts with durations of 12 months or less where licenses were issued to address extraordinary business continuity events for our customers.                Citrix 2021    Q3 Financials    10

CITRIX SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data - unaudited)

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Revenues				
Subscription	$383,154	$262,604	1,099,554	$774,290
Product and license	25,365	87,218	128,283	390,009
Support and services	369,926	417,348	1,138,485	1,262,745
Total net revenues	778,445	767,170	2,366,322	2,427,044
Cost of net revenues				
Cost of subscription, support and services	112,067	102,755	338,839	282,672
Cost of product and license revenues	14,360	16,238	61,235	57,554
Amortization of product related intangible assets	20,392	8,293	51,520	24,877
Total cost of net revenues	146,819	127,286	451,594	365,103
Gross margin	631,626	639,884	1,914,728	2,061,941
Operating expenses				
Research and development	145,811	130,628	436,148	406,827
Sales, marketing and services	290,240	298,659	890,444	916,801
General and administrative	91,462	81,591	280,046	262,693
Amortization of other intangible assets	19,648	701	46,615	2,097
Total operating expenses	547,161	511,579	1,653,253	1,588,418
Income from operations	84,465	128,305	261,475	473,523
Interest income	319	491	912	2,685
Interest expense	(22,809)	(16,639)	(70,074)	(48,326)
Other (expense) income, net	(2,050)	3,841	17,481	7,850
Income before income taxes	59,925	115,998	209,794	435,732
Income tax expense	8,138	17,771	5,193	43,377
Net income	$51,787	$98,227	$204,601	$392,355
Earnings per share - diluted	$0.41	$0.78	$1.62	$3.10
Weighted average shares outstanding - diluted	126,321	125,863	126,140	126,407

Note: This document should be read in conjunction with the Company's SEC Filings.

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CITRIX SYSTEMS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands – unaudited)        September 30, 2021 December 31, 2020 Assets Cash and cash equivalents$428,569$752,895 Short-term investments, available for sale21,096124,113 Accounts receivable, net532,002858,009 Inventories, net24,44220,089 Prepaid expenses and other current assets333,675236,000 Total current assets1,339,7841,991,106 Long-term investments, available for sale14,32814,365 Property and equipment, net229,760208,811 Operating lease right-of-use assets, net191,856187,129 Goodwill3,455,7721,798,408 Other intangible assets, net816,90981,491 Deferred tax assets, net230,662386,504 Other assets257,173222,533 Total assets$6,536,244$4,890,347 Liabilities and Stockholders’ Equity Accounts payable$127,161$92,266 Accrued expenses and other current liabilities367,630507,185 Income taxes payable57,78342,760 Current portion of deferred revenues1,464,1761,510,216 Total current liabilities2,016,7502,152,427 Long-term portion of deferred revenues314,272392,360 Long-term debt3,325,1191,732,622 Long-term income taxes payable204,782232,086 Operating lease liabilities184,490195,767 Other liabilities91,09272,942 Stockholders’ equity: Common stock325322 Additional paid-in capital6,942,8476,608,018 Retained earnings5,045,4534,984,333 Accumulated other comprehensive loss(6,862)(3,649) Less-common stock in treasury, at cost(11,582,024)(11,476,881) Total stockholders’ equity399,739112,143 Total liabilities and stockholders’ equity$6,536,244$4,890,347    Note: This document should be read in conjunction with the Company’s SEC Filings. 12 Citrix 2021 Q3 Financials

CITRIX SYSTEMS, INC. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands – unaudited)        Nine Months Ended September 30, 2021 Operating Activities Net income$204,601 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation, amortization and other247,489 Stock-based compensation expense249,601 Deferred income tax benefit(5,847) Effects of other rate changes on monetary assets and liabilities denominated in foreign currencies13,878 Other non-cash items(17,485) Total adjustments to reconcile net income to net cash provided by operating activities487,636 Changes in operating assets and liabilities, net of the effects of acquisitions: Accounts receivable339,969 Inventories(5,098) Prepaid expenses and other current assets(54,686) Other assets(79,733) Income taxes, net(63,915) Accounts payable32,912 Accrued expenses and other current liabilities(191,484) Deferred revenues(157,372) Other liabilities(45) Total changes in operating assets and liabilities, net of the effects of acquisitions(179,452) Net cash provided by operating activities512,785 Investing Activities Purchases of available-for-sale investments(19,827) Proceeds from maturities of available-for-sale investments122,900 Purchases of property and equipment(63,590) Cash paid for acquisitions, net of cash acquired(2,022,304) Cash paid for licensing agreements, patents and technology(8,656) Other7,050 Net cash used in investing activities(1,984,427) Financing Activities Proceeds from the issuance of common stock233 Proceeds from term loan credit agreement, net of issuance costs997,947 Repayment on term loan credit agreement(150,000) Proceeds from senior notes, net of issuance costs741,393 Repayment of acquired debt(190,000) Cash paid for tax withholding on vested stock awards(105,143) Cash paid for dividends(137,590) Other(5,438) Net provided by financing activities1,151,402 Effect of exchange rate changes on cash and cash equivalents(4,086) Change in cash and cash equivalents(324,326) Cash and cash equivalents at beginning of period752,895 Cash and cash equivalents at end of period$428,569    Note:    This document should be read in conjunction with the Company’s SEC Filings.                Citrix 2021    Q3 Financials    13

CITRIX SYSTEMS, INC.
STOCK-BASED COMPENSATION EXPENSE BY INCOME STATEMENT CLASSIFICATION
(In thousands – unaudited)

	3Q20	4Q20	1Q21	2Q21	3Q21
Cost of subscription, support and services	$3,542	$3,545	$4,406	$4,546	$4,948
Research and development	28,803	26,646	31,127	25,792	30,222
Sales, marketing and services	28,411	26,125	28,342	28,649	24,175
General and administrative	24,413	22,540	22,987	22,944	21,463
Total stock-based compensation expense	$85,169	$78,856	$86,862	$81,931	$80,808

Note: This document should be read in conjunction with the Company's SEC Filings.

Safe Harbor
For Citrix Investors

This letter contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this letter do not constitute guarantees of future performance. Investors are cautioned that statements in this letter, which are not strictly historical statements, constitute forward-looking statements including, without limitation, statements regarding the pace and goals of the transformation of our business to a subscription model and a cloud-delivered model, our on-premises subscription, SaaS, and new DaaS offerings, our increased SaaS mix shift, conversion of customers to cloud subscriptions and the related benefits, the impact of our SaaS transition and these conditions on our business and results of operations, and other market opportunities available to us; the impact on our business of declining perpetual licenses; our competitive position; the expected benefits of our strategic partnerships; strategic investments and growth plans; go-to-market and other execution challenges that we face and our ability to fix the same; the evolution of our sales strategy, including changes to sales incentives and sales employee retention; channel leverage and plans to re-align channel incentives; our operational and organizational changes and the impact and timing of the impact of those changes; potential margin improvement and restructuring actions and related charges and benefits; new key performance indicators, including Total ARR and our expectations regarding reported revenue as compared to Total ARR; statements regarding ARR, SaaS ARR and subscription ARR and expected growth rates; the expected benefits of our acquisition of Wrike and related integration plans; statements regarding SaaS as a percentage of subscription bookings and our expectations of this mix; cash flow and factors impacting cash flow; the mix shift within App Delivery and Security away from hardware towards software-based solutions; statements regarding professional services and related revenue; statements regarding the future return of capital to our shareholders and our capital allocation priorities; statements contained in the Guidance sections and under the Non-GAAP Financial Measures Reconciliation section, including statements concerning full fiscal year 2021, the fourth quarter of 2021, assumptions regarding bookings mix, the impact of the Wrike acquisition and the impact of pandemic-related purchases; and management's plans, objectives, goals and strategies. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation: risks related to the expansion of cloud-delivered services, Citrix's ability to advance our transition from on-premises to the cloud and effectiveness of Citrix's transition and trade-up effort; Citrix's ability to forecast future financial performance during its business model transition, including shortfalls in bookings relative to expectations for reasons including pandemic-related demand accelerated into prior periods; the ability to effectively support selling motions for both cloud and flexible on-premises solutions to support customers; risks related to de-emphasizing sales of on-premises term subscription licenses; the concentration of customers in Citrix's App Delivery and Security business; the ability to continue to grow the company's organic business, further develop Citrix Workspace, and continued demand for Citrix Workspace; the introduction of new products by competitors or the entry of new competitors into the markets for Citrix's products and services; changes in our retention or win rates; Citrix's ability to effectively make organizational and process changes to address key challenges impacting the business; distractions related to and the ability to successfully reorganize the sales team and re-align sales incentives; maintaining the security of Citrix's products, services, and networks, including addressing data and cyber-related risks that are enhanced as a result of COVID-19; the potential impact of COVID-19 on Citrix's business, the broader global economy, and the company's ability to forecast future financial performance as a result of COVID-19; the usefulness of Total ARR as a metric by which to measure the health of our business; Citrix's transition from a

citrix. 2021 | Q3 Financials 14

perpetual licenses to a subscription-based business model and ability of Citrix to further advance its transformation from perpetual to subscription; Citrix’s ability to increase the number of paid cloud subscribers using Citrix Cloud, and our ability to convert customers from limited-use on–premises licenses issued at the onset of the pandemic to longer-term subscription or SaaS arrangements; conditions affecting the IT market, including uncertainty in IT spending, including as a result of COVID-19 and changes in the markets for Citrix’s products, including the Workspace market; regulation of privacy and data security; changes in Citrix’s pricing and licensing models, including promotional programs and product mix, all of which may impact Citrix’s revenue recognition; unpredictability of sales cycles and seasonal fluctuations in Citrix’s business; timing of cash collections and payments; changes in bookings mix; reliance on indirect distribution channels and major distributors; failure to drive volume through the channel or appropriately incentivize our channel partners; failure to successfully partner with key distributors, resellers, system integrators, service providers and strategic and technology partners; the ability to attract and retain key and other highly-skilled employees and qualified direct quota carrying sales personnel; transitions in management and other key personnel and succession risk; reliance on third party hardware providers; impact of disruptions in the supply chain and delays in shipments; the impact of the global economic and political environment on Citrix’s business, volatility in global stock markets and foreign exchange rate volatility; Citrix’s ability to expand our customer base and attract more users within our customer base; Citrix’s ability to protect innovations and intellectual property, including in higher-risk markets; the company’s ability to innovate and develop new products and services; changes in revenue mix towards products and services with lower gross margins; changes in customer demand and average contract duration; the ability of Citrix to make suitable acquisitions on favorable terms in the future; Citrix’s acquisitions and divestitures, including failure to further develop and successfully market the technology and products of acquired companies, failure to achieve or maintain anticipated revenues and operating performance contributions from acquisitions, which could dilute earnings, and risks related to financing necessary to complete acquisitions; the ability of Citrix to realize the expected benefits of the acquisition of Wrike; potential disruptions to Citrix’s and Wrike’s operations, distractions of management, attrition of employees, and other risks related to Citrix’s integration of Wrike’s business, team and technology; the ability of Citrix’s sales professionals and distribution partners to sell Wrike’s product and service offerings and retain key customers; risks related to Citrix’s additional debt incurred in connection with the Wrike acquisition; bankruptcies, insolvencies or other economic conditions that limit Citrix’s customers’ ability to pay for our services or limit the ability for us to collect payments, including unbilled revenue, which may be enhanced as a result of the COVID-19 pandemic; ability to effectively manage our capital structure and the impact of related changes on our operating results and financial condition; the effect of new accounting pronouncements on revenue and expense recognition; failure to comply with federal, state and international regulations; risks related to Citrix’s international presence; litigation and disputes, including challenges to intellectual property rights or allegations of infringement of the intellectual property rights of others; the ability to maintain and protect Citrix’s collection of brands; risks related to use of open source software; risks related to access to third-party licenses; charges in the event of a write-off or impairment of acquired assets, underperforming businesses, investments or licenses; risks related to servicing debt; tax rates fluctuation and uncertainty; political uncertainty and social turmoil, natural disasters and pandemics, including COVID-19; the failure or delay in implementing, or achieving the expected benefits of, expected restructuring activities; and other risks detailed in Citrix’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this letter or with respect to the announcements described herein.    Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures (Unaudited)    Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of each non-GAAP financial measure used in this letter and related conference call or webcast to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude amortization primarily related to acquired intangible assets, stock-based compensation expenses, acquisition-related costs and the related tax effect of those items. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The Company’s basis for these adjustments is described below.    Management uses these non-GAAP measures for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives. The Company has provided these non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparison across accounting periods not influenced by certain non-cash                Citrix 2021    Q3 Financials    15

items or cash charges that are the result of discrete activities that are not used by management when evaluating the Company’s historical and prospective financial performance. In addition, the Company has historically provided this or similar information and understands that some investors and financial analysts find this information helpful in analyzing the Company’s operating margins, operating expenses and net income and comparing the Company’s financial performance to that of its peer companies and competitors. Management typically excludes the amounts described above when evaluating the Company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the Company’s operating performance due to the following factors: ï,· The Company does not acquire businesses on a predictable cycle. The Company, therefore, believes that the presentation of non-GAAP measures that adjust for the impact of amortization of intangible assets and stock-based compensation expenses and the related tax effects that are primarily related to acquisitions, provide investors and financial analysts with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and financial analysts in helping them to better understand the Company’s operating results and underlying operational trends. ï,· Amortization of intangible assets and the related tax effects are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. ï,· Although stock-based compensation is an important aspect of the compensation of the Company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant. ï,· In connection with our acquisitions, we may incur significant expenses which we would not have otherwise incurred as part of our business operations. These acquisition-related costs include professional fees, certain financing costs, and concurrent restructuring activities, including employee severance and other exit costs, as well as changes to the fair value of contingent consideration related to the acquired company. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisition, and are not indicative of costs of future acquisitions. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may differ from the non-GAAP information used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP (such as net income and earnings per share) and should not be considered measures of the Company’s liquidity. GAAP to Non-GAAP Reconciliation    (In thousands, except per share data and operating margin data—unaudited)    Three Months Ended September 30, 2021 GAAP operating margin10.9% Add: stock-based compensation10.4 Add: amortization of product related and other intangible assets4.8 Add: acquisition-related costs0.2 Non-GAAP operating margin26.3%                Citrix 2021    Q3 Financials    16

Three Months Ended     September 30, 2021 GAAP net income $51,787 Add: stock-based compensation 80,808 Add: amortization of product related and other intangible assets 37,947 Add: acquisition-related costs1,235 Less: tax effects related to above items (20,163) Non-GAAP net income $151,614    Three Months Ended September 30, 2021 GAAP earnings per share—diluted$0.41 Add: stock-based compensation0.64 Add: amortization of product related and other intangible assets0.30 Add: acquisition-related costs0.01 Less: tax effects related to above items (0.16) Non-GAAP earnings per share—diluted $1.20    Forward Looking Guidance—GAAP to Non-GAAP Reconciliation    Three Months EndedTwelve Months Ended December 31, 2021December 31, 2021 GAAP earnings per share—diluted $0.19— $0.25 $1.81— $1.87 Add: adjustments to exclude the effects of expenses related to stock-based compensation0.732.71 Add: adjustments to exclude the effects of amortization of intangible assets0.301.03 Add: adjustments to exclude acquisition-related costs0.010.19 Less: tax effects related to above items(0.19) – (0.20)(0.84)—(0.85) Non-GAAP earnings per share—diluted $1.04— $1.09 $4.90— $4.95    Twelve Months Ended December 31, 2021 GAAP operating margin 9.8 -10.0% Add: adjustment to exclude stock-based compensation10.7 Add: adjustment to exclude amortization of intangible assets4.1 Add: acquisition-related costs 0.6 Non-GAAP operating margin 25.2 — 25.4%                Citrix 2021    Q3 Financials    17